EXHIBIT 10.15

CARRIEREQ, INC.

AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENT

This Amendment to Restricted Stock Purchase Agreement (the "***Amendment***") is made as of July 15, 2016, by and between **CarrierEQ, Inc.**, a Delaware corporation (the "***Company***"), and Victor Santos (the "***Purchaser***").

Whereas, the Company and Purchaser previously entered into that certain Restricted Stock Purchase Agreement on January 20, 2016 (the "***Agreement***"), relating to Purchaser's purchase of 5,500,000 shares of Common Stock;

Whereas, Purchaser was originally issued 5,500,000 shares of Common Stock pursuant to the Agreement, and Purchaser now holds 4,877,660 shares of Common Stock due to permissible stock transfers; and

Whereas, the Company and Purchaser desire to amend the Agreement to impose new vesting on such shares of Common Stock as provided herein.

Now, Therefore, It Is Agreed between the parties as follows:

1. Section 3(a)(iii) of the Agreement is hereby amended by replacing such section in its entirety with the following:

> "4,877,660 of the Common Stock Shares shall initially be subject to the Repurchase Option (the "**Vesting Shares**"). The Vesting Shares, if any, shall be released from the Repurchase Option as hereafter described in this Section 3(a)(iii) and in Section 3(a)(iv), provided, however, that such scheduled releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share. Subject to the foregoing, 1/4th of the Vesting Shares shall be released from the Repurchase Option on the 12-month anniversary of the Vesting Commencement Date (as defined below), and an additional 1/48th of the Vesting Shares shall be released from the Repurchase Option on the corresponding day of each month thereafter (and if there is no corresponding day, the last day of the month), until all Vesting Shares are released from the Repurchase Option. The Vesting Commencement Date shall mean January 20, 2016."

2. Section 3(a)(iv) of the Agreement is hereby amended by replacing such section in its entirety with the following:

> "Notwithstanding the foregoing, (i) upon the consummation of a Change of Control (as defined below) the vesting of the Unvested Shares shall accelerate such that the Repurchase Option in Section 3(a) shall lapse as to 25% of the Vesting Shares, and (ii) if Purchaser is terminated without Cause (as defined below) by the Company (or a successor, if appropriate) in connection with or within 12 month(s) following the consummation of a Change of Control (as defined below), then the vesting of the Unvested Shares shall accelerate such that the Repurchase Option in Section 3(a) shall

lapse as to 100% of the Unvested Shares. The lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the Termination Date. In the case of a sale of all or substantially all of the Company's assets other than to an Excluded Entity (as defined below), if the acquirer of the Company's assets does not agree to assume this Agreement, or to substitute an equivalent award or right for this Agreement, and Purchaser transfers his employment to such acquirer in connection with such asset sale transaction, then any acceleration of vesting that would otherwise occur upon Purchaser's termination shall occur immediately prior to, and contingent upon, the consummation of such asset sale transaction. As used in this Agreement, "**Change of Control**" means (1) a sale of all or substantially all of the Company's assets other than to an Excluded Entity, (2) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company's then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company's incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company's securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company's Board of Directors. An "**Excluded Entity**" means a corporation, limited liability company or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation's, limited liability company's or other entity's voting securities outstanding immediately after such transaction. As used in this Agreement, "**Cause**" for the Company (or a successor, if appropriate) to terminate Purchaser's employment shall exist under the following conditions (I) Purchaser's willful and continued failure to substantially perform Purchaser's duties to the Company after there has been delivered to Purchaser by the Company's Board of Directors a written demand for substantial performance and opportunity to cure which sets forth in detail the specific respects in which the Company's Board of Directors believes that Purchaser has not substantially performed Purchaser's duties; (II) Purchaser having committed willful fraud, willful misconduct, dishonesty or other intentional action in any such case which is materially injurious to the Company; (III) Purchaser's having been convicted of, or having plead guilty or *nolo contendere* to, a felony or crime of moral turpitude in either such case which results in material harm to the standing or reputation of the Company; or (IV) Purchaser's material breach of any material written agreement between Purchaser and the Company (including without limitation Purchaser's Confidential Information and Invention Assignment Agreement with the Company) and Purchaser's failure to cure such breach within 30 days after receiving written notice thereof. For purposes of clarity, a termination without "Cause" does not include any termination that occurs as a result of Purchaser's death or Disability. The determination as to whether Purchaser's Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final

and binding on Purchaser. The foregoing definition does not in any way limit the Company's ability to terminate Purchaser's employment or consulting relationship at any time, and the term "Company" will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate. If Purchaser is a Director but not an Employee or Consultant of the Company (or a successor, if appropriate) at the time of consummation of the Change of Control and Purchaser is removed from, or is not reelected to, the Board of Directors of the Company (or a successor, as appropriate) in connection with or within 12 month(s) following the consummation of a Change of Control, the vesting of any Unvested Shares shall accelerate such that the Repurchase Option shall lapse to the same extent as if Purchaser had been terminated without Cause as described above."

3. **MISCELLANEOUS.**

(a) Entire Agreement. The Agreement along with this Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.

(b) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[End of Text]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY:

CARRIEREQ, INC.

By: ______________________

Name: Victor Santos

Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PURCHASER:

By: ______________________________
Name: Victor Santos

Address: 44 Washington Street, Apartment 816
Brookline, MA 02445